[Letterhead of Mantyla, McReynolds & Associates]


                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                ---------------------------------------------------


December 20, 1996


Triple Chip Systems, Inc.
1787 East Ft. Union Blvd., #106
Sandy, Utah  84121

Re: Consent to be named in the S-8 Registration Statement of Triple Chip Systems, Inc., a Delaware corporation (the "Registrant"), SEC File No. 33-2249-FW, to be filed on or about December 20, 1996, covering the registration and issuance of 300,000 shares of common stock to nine individual consultants

Gentlemen:

        We hereby consent to the use of our report dated February 5, 1996, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.


/s/ Mantyla, McReynolds & Associates
Certified Public Accountants

cc:  Triple Chip Systems, Inc.


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